Exhibit 99.1

Contacts:	Jan Houts Director, Corp. Communications (408) 990-4256 houts@quicklogic.com	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com

QUICKLOGIC NAMES HENRY MONTGOMERY
TO BOARD OF DIRECTORS

•      Long-time financial expert will also head QuickLogic’s audit committee

SUNNYVALE, Calif. – May 20, 2003 — QuickLogic Corporation (Nasdaq: QUIK), the leader in ESPs (embedded standard products), today announced that Henry Montgomery, a long-time financial executive within the high-tech and financial services industries, has been named to QuickLogic’s board of directors.  In addition, Montgomery will serve as chairman of the company’s audit committee.

“Henry brings a wealth of financial expertise to QuickLogic and the breadth and depth of his knowledge will provide strong leadership to our board,” said Tom Hart, QuickLogic’s Chairman, President, and CEO.  Montgomery’s addition brings the number of independent QuickLogic board members to five.

Montgomery has more than 40 years of experience in financial and corporate management, and currently is the chairman and founder of Montgomery Professional Services Corporation.  He has held various positions in many high-tech companies including Theta Microelectronics, Spectrian Corporation, Pinnacle Micro, SyQuest Technology, Memorex Corporation and Fairchild Camera and Instrument Corporation.  He also held positions with McKinsey & Company and Arthur Andersen & Company.

Montgomery is currently chairman and audit committee member of Swift Energy Company and chairman of the board and audit committee chairman of Catalyst Semiconductor, Inc.  He’s also active in a number of civic and academic organizations and recently co-authored “Enron Provides Lessons on Audits for

Accountants and Public Companies” for the Washington Legal Foundation, and “Directors Need to Set the Tone” for the Silicon Valley Biz Ink.   He holds a BA degree in Economics from Miami University in Oxford, Ohio.

QuickLogic ESP Advantages

QuickLogic’s ESP families represent a system-level IC approach based on optimized, pre-characterized embedded functionality surrounded by user-customizable logic. The performance and size advantages provided by these embedded functions and QuickLogic’s ViaLink® logic architecture make these families ideal for high-speed, low-power applications such as military communications systems, radar, target recognition and critical weapon systems. QuickLogic ESP families include QuickPCI™, QuickRAM™, QuickMIPS™, QuickDSP™, QuickFC™ and QuickSD™.

About QuickLogic

QuickLogic Corporation (Nasdaq: QUIK) began developing the Embedded Standard Product (ESP) architecture in 1998, an innovation that delivers the guaranteed performance and lower cost of standard semiconductor products and the flexibility and time-to-market benefits of programmable logic. QuickLogic’s ViaLink metal-to-metal interconnect technology offers high performance and is the foundation of the company’s ESP families as well as our core FPGA products. Founded in 1988 by the inventors of the PAL®, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information please visit the QuickLogic web site at www.quicklogic.com

QuickLogic, pASIC and the QuickLogic logo are registered trademarks and QuickRAM, QuickPCI, QuickFC, QuickDSP, QuickSD and WebESP are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

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